Exhibit 99.1

FOR IMMEDIATE RELEASE:

PACKAGING CORPORATION OF AMERICA TO INCREASE QUARTERLY DIVIDENDS TO AN ANNUAL RATE OF $1.00 PER SHARE

Lake Forest, IL.   January 19, 2005 –  Packaging Corporation of America (NYSE: PKG), announced today that it intends to increase its quarterly cash dividend to $0.25 per share, or $1.00 per share annually, on its common stock.  The first quarterly dividend of $0.25 per share will be paid to shareholders of record as of March 15, 2005 with a payment date of April 15, 2005.  Future declaration of quarterly dividends, and the establishment of future record and payment dates, are subject to the final determination by PCA’s Board of Directors.

Paul T. Stecko, Chairman and Chief Executive Officer, commenting on the dividend increase said, “Since initiating dividend payments in January 2004, PCA has continued to improve its business and financial strength.  The increase in our annual dividend rate from $0.60 per share to $1.00 per share reflects PCA’s strong commitment to provide value to our shareholders.”

PCA is the sixth largest producer of containerboard and corrugated packaging products in the United States with sales of $1.9 billion in 2004.  PCA operates four paper mills and 66 corrugated product plants in 26 states across the country.

Contact:  Barbara Sessions

Packaging Corporation of America

INVESTOR RELATIONS:  (877) 454-2509

PCA Web Site:     www.packagingcorp.com